Exhibit 99.2

VIAVID
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QuickLogic Corporation

Third Quarter 2024 Earnings Conference Call

November 11, 2024

C O R P O R A T E P A R T I C I P A N T S

Alison Ziegler, Darrow Associates – Investor Relations

Brian Faith, President and Chief Executive Officer

Elias Nader, Senior Vice President of Finance and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Martin Yang, Oppenheimer & Co. Inc.

Richard Shannon, Craig-Hallum Capital Group

Rick Neaton, Rivershore Investment Research

P R E S E N T A T I O N

Operator

Ladies and gentlemen, good afternoon. At this time, I would like to welcome everyone to QuickLogic Corporation's Third Quarter Fiscal 2024 Earnings Results Conference Call.

As a reminder, today's call is being recorded for replay purposes through November 18, 2024.

I would now like to turn the conference over to Ms. Alison Ziegler of Darrow Associates. Ms. Ziegler, please go ahead.

Alison Ziegler

Thank you, and thanks to all of you for joining us. Our speakers today are Brian Faith, President and Chief Executive Officer, and Elias Nader, Senior Vice President and Chief Financial Officer.

As a reminder, some of the comments QuickLogic makes today are forward-looking statements that involve risks and uncertainties including, but not limited to, stated expectations relating to revenue from new and mature products, including the expected timing of such revenue; statements regarding our future profitability and cash flows; statements regarding the timing, milestones and payments related to QuickLogic's government contracts; statements pertaining to QuickLogic's future performance, design activity and its ability to convert new design opportunities into production shipments; timing and market acceptance of its customers' products; schedule changes and production start dates that could impact the timing of shipments; the Company's future evaluation systems; broadening the number of our ecosystem partners; and expected results and financial expectations for revenue, gross margin, operating expenses, profitability and cash.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Actual results or trends may differ materially from those discussed today. For more detailed discussions of the risks, uncertainties and assumptions that could result in those differences, please refer to the Risk Factors discussed in QuickLogic's most recently filed periodic reports with the SEC. QuickLogic assumes no obligation to update any forward-looking statements or information, which speak as of the respective dates of any new information or future events.

In today's call, we will be reporting non-GAAP financial measures. You may refer to the earnings release we issued today for a detailed reconciliation of our GAAP to non-GAAP results and other financial statements. We have also posted an updated financial table on our IR web page that provides current and historical non-GAAP data.

Please note, QuickLogic uses its website, the company blog, corporate Twitter account, Facebook page and LinkedIn page as channels of distribution of information about its business. Such information may be deemed material information and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD.

A copy of the prepared remarks made on today's call will be posted on QuickLogic's IR web page shortly after the conclusion of today's earnings call.

I would now like to turn the call over to Brian. Go ahead, Brian.

Brian Faith

Thank you, Alison. Good afternoon everyone and thank you all for joining our third quarter 2024 conference call.

We have made tremendous progress during the first 10 months of 2024 and we have a number of significant contracts in process that we believe we will win in the coming months. The most significant of these contracts that we expected to be awarded earlier this quarter has been delayed to later this quarter. The primary reason for this delay is its expanded scope. While this expansion is clearly good news, the delay will push the majority of the revenue recognition into Q1 2025. As a result, our revenue guidance for Q4 will be $6 million. Following my review of major contracts and other updates, Elias will cover our Q4 revenue guidance and other financial measures, which will include our forecasted return to non-GAAP profitability in Q4 and for full fiscal year 2024.

Last Friday, EE Times published an article announcing that Analog Devices will acquire the assets and technical team from our primary eFPGA IP competitor, Flex-Logix. According to the article, Flex-Logix eFPGA IP has been used by ADI for a long time and there is an intent to extend the use of eFPGA across ADI product lines. Based on the information in this article and other inputs, we believe ADI will discontinue external licensing of Flex-Logix IP.

With eFPGA customers likely having advance notice of this news, we have seen an influx of inquiries from large companies for applications targeting fabrication processes for which we’ve already developed eFPGA Hard IP. Given these circumstances, we believe contract negotiations will be fast-tracked and, with eFPGA Hard IP already established, we can deliver customer-specific IP quickly.

Also very notable is the fact Flex-Logix was the only other eFPGA company that was announced as a member of both the Intel Foundry’s Accelerator IP and U.S. Military, Aerospace and Government or USMAG Alliances. This bolsters our confidence that our early investments to develop eFPGA Hard IP for Intel 18A will pay off in a big way.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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On June 18, we announced that we joined the Intel Foundry's Accelerator IP and USMAG Alliances. Driven by customer demand and to capitalize on the already considerable interest from companies targeting Intel 18A for new designs, we initiated development of our eFPGA Hard IP in Q2. We believe this will position QuickLogic to be the first available source for eFPGA Hard IP optimized for Intel 18A.

We already have two outstanding proposals for Intel 18A designs in the Defense Industrial Base sector, one of which is very significant. We are also in discussions with a very large company in the compute/IT sector that we believe will lead to a formal proposal in the near-term.

Due to our early investments to develop eFPGA Hard IP and unique ability to quickly convert that to customer-specific Hard IP cores, we believe we are well positioned to win Intel 18A contracts and accelerate the schedule of our deliverables.

On July 8, we announced the award of the third tranche of the Strategic Radiation Hardened FPGA government contract. We anticipate the fourth tranche will be awarded this quarter and expand the scope of the long-term contract that was initiated in 2022. The total potential for this contract including future options is $72 million. If these options are exercised, we expect the funding rate will increase beginning in 2025.

During the first quarter of 2024, we announced two contracts that will be fabricated using a 12-nanometer process. The first contract is with a Defense Industrial Base customer and includes two cores that will be fabricated on GlobalFoundries’ 12LP process. As we forecasted last quarter, we completed our initial deliverables for the first core during Q3 and are on schedule to complete our work on the second core during Q4. We anticipate further revenue recognition in Q2 2025 as the customer does test chip preparation.

The second contract is with a large, well-known, international company. This design is for a new ultra-low-power SoC that is targeting a variety of commercial and industrial IoT AI applications. This design will be fabricated by TSMC on its 12-nanometer process. We completed our deliverables on this contract and recognized the associated revenue during Q3. We believe we’ll have more clarity about the potential of a second design once the test chip for the first design is completed during Q1 2025.

In November 2022, I shared that we taped out a new device for a customer that incorporates our eFPGA Hard IP. This contract was announced in June 2022 with the stated expectation that revenue would extend to June 2025 with follow-on storefront revenue expected after the completion of the IP contract. In line with what I covered during our last conference call, due to a delay with one of the customer’s subcontractors, we believe we will resume work on this design during the second half of 2025. This program is still a solid go and could represent tens of millions of dollars in storefront revenue starting in a couple of years.

In September 2023, we announced a leading technology company chose our eFPGA Hard IP for a design that will be fabricated using GlobalFoundries 22FDX platform. The customer has completed its design, expects to tape-out later this quarter and receive test chips from GlobalFoundries during the first half of 2025. If all goes as planned, that will lead to our revenue recognition of a production license during the second half of 2025.

In November 2023, we announced a global semiconductor leader chose our eFPGA Hard IP for a design that will be fabricated on UMC’s 22-nanometer process. We delivered our IP earlier this year and test chip evaluations are going very well. We anticipate being involved in their marketing efforts during Q4 2024 and Q1 2025. We expect these efforts will generate IP revenues for QuickLogic in 2025 and royalty revenue beyond.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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In addition to these awarded contracts, we have a number of large contract proposals pending, some valued in the mid seven-figures. These include proposals in a variety of critical infrastructure sectors and a proposal with a large semiconductor company. Some of these proposals are potential storefront designs.

In total, we have delivered our Australis generated eFPGA Hard IP on five unique process technologies funded by customer contracts. These include GlobalFoundries 12LP, TSMC 12-nanometer, GlobalFoundries 22FDX, UMC 22-nanometer, and SkyWater RH90. Additionally, we believe we are on track to be the first company to offer eFPGA Hard IP for Intel 18A. Given the fact these include some very popular high-volume process technologies, this is a big deal. Once we establish our eFPGA Hard IP for a given process technology, our proprietary Australis eFPGA Hard IP generator can deliver customer-specific eFPGA Hard IP rapidly – in some instances within days.

This positioning provides multiple advantages. First, it enables us to further leverage the investments we’ve made to establish eFPGA Hard IP for a given process technology. Second, it enables us to respond quickly to opportunities, and that lowers our costs associated with proposals. Third, it increases our market reach as potential customers know we have a proven solution that can be deployed in a very short period of time. We expect these benefits will accelerate our growth, profitability and market penetration.

To that point, I’m often asked what about the market sectors we are serving. As it stands today, we have active production IP contracts in the Defense Industrial Base, or DIB, communications and industrial sectors, and a test chip IP contract in the mass transportation sector. In addition to these, we have outstanding production IP proposals in the DIB, communications, industrial, compute, IT and mass transportation sectors. These market sectors, which fall under the critical infrastructure umbrella, share common traits. They all have long design cycles, very long production lifecycles, are pervasive users of programmable logic and ASICs, and are more focused on capabilities than cost. You will see examples of critical infrastructure applications we are targeting on our updated website that will go live later this month.

The U.S. Department of Defense and Department of Commerce fund a variety of contracts to advance technology. The primary focus for the DoD is to fund product developments that will be used by its DIB contractors. The Department of Commerce has a broader agenda.

We have three outstanding proposals for advanced technology initiatives that fit well in our core business strategy. In addition to our proposal for the fourth tranche of the Strategic Rad Hard contract that we won as the prime contractor in 2022, we also have two proposals pending where we partnered with very large companies that submitted the bids as the prime contractor. These proposals, while exciting, are too early in the process to expand upon.

In past conference calls I referenced two chiplet proposals as having a combined potential value of $40 million. We recently learned that we were not selected. As best we can tell, these proposals did not elect to incorporate FPGA technology. The value of these proposals has been removed from our funnel and only partially replaced with new opportunities. As a result, our funnel value as of today is $164 million.

The shiny side of this coin is that several of the new opportunities are inbound inquiries from very large companies for fully-funded programs that have committed to using eFPGA and are targeting fabrication processes for which we already have eFPGA Hard IP. Due to these factors, I believe our odds of winning are very high and in at least one case the contract could move forward quickly.

We remain very optimistic about the future of merchant chiplet designs. Chiplets are already being used by large semiconductor companies like AMD, Intel, and NVIDIA in high volume, but for the most part these are vertically integrated designs.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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In my recent communication with Kash Johal, CEO of YorChip, he stated that merchant chiplet designs will build traction in 2026 and he believes that together we are well positioned to be a leader in low-power edge designs that require programmability. We anticipate the first jointly-developed eFPGA chiplet integrating QuickLogic IP in second half of 2025. Going forward, this eFPGA chiplet product line will be expanded to include devices ranging from 40,000 LUTs to over 1 million LUTs. All of these designs will use the industry standard high-speed UCIe chiplet interface, which is supported by most of the largest tech companies in the world.

In line with our earlier forecasts, shipments of EOS S3 to our lead smartphone customer increased during the first half of 2024 and, as we forecasted, Q3 should be the low point for the year. We anticipate shipments will sequentially increase in Q4 and again in Q1 2025. In a recent meeting at our headquarters, our customer identified new designs that could extend revenue into 2026.

Consistent with our prior outlook, we are forecasting a modest increase in display bridge and mature product shipments for full-year 2024.

In our last conference call, I discussed three new distribution agreements intended to expand our coverage internationally and enhance our coverage of the U.S. DIB. In October, we added Magenta to broaden our coverage in Turkey and UAE. Magenta specializes in customer-specific solutions for military and aerospace companies.

The unique market focus and capabilities of these distributors is already yielding results. In the short time since they have joined the QuickLogic team, they have collectively initiated several well-qualified eFPGA IP design opportunities with a combined value of approximately $2.5 million. They are also working with customers on new discrete FPGA and EOS S3 opportunities.

Aurora is our comprehensive software tool suite comprised of Open Source and proprietary components that is used by our customers for eFPGA design. It provides seamless integration from customer RTL to eFPGA or FPGA bitstream. In line with our previous forecast, we released V2.8 during Q3 and are on schedule to release V2.9 during Q4. Driven by current strategic customer demand, we have entered into a contract with Synopsys to license its Synplify FPGA synthesis software. We will integrate Synplify in our Aurora tool suite for lead customer beta testing this quarter with full release expected in Q1 2025. Synopsys will enhance its Synplify tools to support our unique QuickLogic eFPGA architecture, which will enable customers that use Synplify to work in a familiar design flow environment. Synplify will also enable customers to further optimize QuickLogic eFPGA designs for power, performance and area, broadly known as PPA. In some applications, these are critical factors, so integrating Synplify will expand our available markets.

Turning now to SensiML, as we covered in our last conference call SensiML has launched Piccolo AI, the first complete, Open-Source AutoML solution for the development of edge AI/ML applications. SensiML also launched its generative-AI feature that enables developers to rapidly build ML training datasets for custom voice recognition, voice command and speaker identification applications.

Through a close collaboration with SensiML, Efabless announced last month the launch of chipIgnite ML, a new system-on-chip platform that is optimized for SensiML software. The prototype run of this new SoC solution is scheduled for April 2025 with production to follow.

On October 10, SensiML announced its support for RISC-V. With RISC-V support, developers can now use SensiML's Open-Source Piccolo AI AutoML tool to create ultra-efficient machine learning models tailored to specific applications using Open-Source RISC-V hardware. SensiML is collaborating with two top tier microcontroller companies to enable its AI/ML development tools on their edge platforms and planned AI accelerator SoCs.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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With that, let me now turn the call over to Elias for a review of the financial results, and I will rejoin for our closing remarks.

Elias, please go ahead.

Elias Nader

Thank you, Brian, and good afternoon everyone.

Total third quarter revenue was $4.3 million and slightly above the midpoint of our revenue guidance. Total revenue was down 36% from Q3 2023 and up 4% compared to Q2 2024. New product revenue in Q3 was $3.5 million, down 42% from Q3 last year and up 16% compared to Q2. Mature product revenue was $0.7 million, up from $0.6 million in Q3 last year and down from $1.1 million in Q2 2024. The decreases in total revenue and new product revenue from the same period a year ago were mostly due to the timing of certain large eFPGA IP contracts.

Non-GAAP gross margin in Q3 was 60% and at the top end of our outlook range. This compared with non-GAAP gross margin of 78% in Q3 last year and 53.1% in Q2.

Non-GAAP operating expenses in Q3 were approximately $3.3 million and at the top end of our outlook range. This compares with non-GAAP operating expenses of $3.3 million in the third quarter last year and $2.9 million in the second quarter of 2024.

The noted deviations from the midpoints of our outlook are mainly attributable to the allocation of R&D between operating expenses and COGS. Accurately projecting the distribution of R&D costs between these categories remains an ongoing challenge. However, at the operating line on our income statement, these allocations ultimately balance out.

Non-GAAP net loss was $0.9 million or $0.06 per share. This compares to non-GAAP net income of $1.8 million or $0.13 per share in last year’s third quarter, and a non-GAAP net loss of $0.7 million or $0.05 per share, in the second quarter of fiscal 2024.

For the third quarter, two customers accounted for 10% or more of our revenue.

At the close of Q3, total cash was $22.4 million compared with $23.3 million at the close of Q2. These figures include our $20 million credit facility. Cash usage during Q3 was slightly higher than our outlook and is mostly attributable to the timing of our Strategic Radiation Hardened contract and payments to our subcontractors.

Please keep in mind, cash use during Q3 was impacted by the advance investments we are making to establish eFPGA Hard IP for Intel 18A and Synopsys Synplify software ahead of contracts. We are anticipating significant IP contract awards that will leverage these investments later this quarter and in Q1 2025.

Moving to our guidance and outlook for the fourth quarter of fiscal 2024, which will end on December 31, 2024, revenue guidance for Q4 2024 is approximately $6 million, plus or minus 10%. Fourth quarter revenue is expected to be comprised of approximately $5 million in new products and $1 million in mature products.

As Brian stated in his remarks, our lower than anticipated Q4 revenue guidance is attributable to the delay of certain IP contracts that we thought would be awarded earlier this quarter. The most significant of these contracts was delayed due to the scope of the contract being expanded. We anticipate it will be awarded later in Q4, which will push the majority of the revenue recognition into Q1 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Based on the anticipated Q4 revenue mix, non-GAAP gross margin for the fourth quarter is expected to be approximately 60%, plus or minus 5 percentage points.

Our non-GAAP operating expenses are expected to be approximately $3.3 million, plus or minus 10%.

Please note that given the nature of our industry, we may occasionally need to reclassify certain expenses to COGS or capitalize certain costs. The reclassifications are mainly related to labor and tooling for our revenue contracts with customers. Such capitalization may reduce OpEx and alter the timing for recognizing the corresponding expenses in COGS. This may cause variability in our gross margins and operating results.

Bearing these factors in mind and based on our current full-year revenue outlook, we believe our full-year 2024 non-GAAP gross profit margin will be approximately 60%.

After interest and other income, we currently forecast that our Q4 non-GAAP net income will be approximately $0.35 million to $0.48 million or approximately $0.02 to $0.03 per share based on roughly 14.8 million fully diluted shares.

Based on our outlook for Q4, after interest, other income and taxes, we expect full-year 2024 non-GAAP net income will be approximately $0.33 million to $0.45 million or $0.02 per share to $0.03 per share based on an estimated 14.5 million diluted shares.

The difference between our GAAP and non-GAAP results is related to non-cash stock-based compensation expenses. In Q4, we expect this compensation will be approximately $1.1 million, similar to Q3.

As a reminder, there will be some movement in our stock-based compensation during the year and it may vary each quarter based on the timing of grants to employees.

At the midpoint of our outlook for Q4, we expect cash usage to be under $500,000. Based on our outlook for new contracts and the timing of forecasted deliverables, we believe Q4 will mark the low point for net cash and that Q1 2025 will be cash flow positive.

Please note, we will continue to invest in developing eFPGA Hard IP for Intel 18A as well as with Synopsys for Synplify software in Q4. We believe this provides us with strategic advantages in winning contracts, some of which are pending, and will shorten the time it takes us to recognize revenue once contracts are awarded.

With that, let me now turn the call back over to Brian for his closing remarks, and thank you very much.

Brian Faith

Thank you, Elias, and thank you and your team for tight management of our finances that we believe will result in our second consecutive year of profitability.

While the delays we’ve encountered in finalizing new contracts have reduced our revenue outlook for 2024, I believe that trend will change beginning this quarter and continue into 2025.

In addition to the contracts we’ve had in the works for a number of months, we have also seen an influx of well qualified inquiries during the last several weeks that are attributable to end customers learning about the acquisition of Flex-Logix prior to the formal announcement. In some cases, we believe the customers would like to move forward quickly and we have the resources in place to support that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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As I noted earlier, we have eFPGA Hard IP ready for five fabrication processes that were all funded by customer contracts. We are also on schedule to have our internally funded eFPGA Hard IP for Intel 18A complete in Q1.

With our Hard IP already ported to these process nodes, we can develop customer-specific variants in a matter of weeks using our proprietary Australis eFPGA IP Generator. We are the only company in the world capable of executing this quickly and efficiently, and our track record of on time delivery proves it.

We are also the only eFPGA IP company in the world that has the resources, knowledge and business relationships to provide our customers with a turnkey storefront solution. Managing the manufacturing and test flow for semiconductor devices is complex and seldom the core competency for our ASIC customers. With over three decades of experience in the merchant semiconductor device market, we offer these customers a unique, low-risk and trusted solution.

This is a huge deal that has the potential to exponentially expand the scope and size of QuickLogic.

Before I turn the call over for Q&A, I would like to pause for a moment to pay respect to and express our gratitude for our Veterans’ dedicated and selfless service to our country. This includes several members of my own family, both past and present.

With that, I would now like to open the call for questions. Back to you, Operator.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the queue. You may press star, two, to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from Martin Yang, Oppenheimer & Company.

Martin Yang

Hi. Thank you for taking the question. My first question is on the acquisition of Flex-Logix. Brian, can you maybe give us more details of your thoughts regarding how this will change the competitive landscape for QuickLogic and what are the relevant impacts on your customers and potentially QuickLogic’s customers?

Brian Faith

I’d be happy to cover that, Martin.

I think firstly if we look at the embedded FPGA landscape as far as suppliers go, for hard IP it’s really QuickLogic and what is now formerly Flex-Logix. Achronix has hard IP I think at one process node, TSMC 7-nanometer, and as far as I know there’s nothing beyond that from a hard IP perspective.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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I think from a competitive perspective it really does give us a tremendous opportunity to be the sole hard IP provider for embedded FPGA. That’s more or less on the supply side, right? We have the IP. It’s been ported to many different process technologies, and I think especially on the higher value ones, the ones that are more leading-edge process nodes like 12-nanometer and now 18A. We were intentionally investing in 18A way ahead of the curve here because we knew this was going to be a really important process node and I think that we’re very glad that we had actually kicked off that ahead of customer contract because now I think we can step in and be that supplier of that to anybody who is interested in eFPGA on 18A. And again, we have other nodes as well.

I think from a value creation, this is a tremendous opportunity because it really, I’d say is the exemplar we’ve been preaching for so long, but embedded FPGA clearly has value and so a company like Analog Devices is going to acquire that and then commit to putting that across a broad spectrum of products.

I think there are several other companies that will fall into the category as the way ADI builds products and the markets they serve, and it seems like ADI is no longer going to continue that IP business model, so I think it gives us very clear targets for who we should be talking with and who we should continue to talk with as well from people that we’ve already been engaged with.

I’m actually tremendously excited. I posted something on this on my LinkedIn just over the weekend which is really, again, exciting that it’s validating the technology value and also the opportunity in front of QuickLogic now to step in and be that eFPGA Hard IP supplier to any and all of these customers that have probably searching for an alternative now since it will no longer be continuing as an IP model at Analog Devices.

Martin Yang

Got it. Thank you, Brian.

Brian Faith

Did that answer your question?

Martin Yang

Yes. Thanks.

Brian Faith

Okay, great.

Martin Yang

My question is on the guidance change. Can you help us understand how much revenue was moved from 4Q into the second—into 2025?

Brian Faith

Let me take that one. Firstly, I’ll say that I obviously got ahead of my skis earlier this year in the 30% revenue growth target. Trying to forecast the timing of these large contracts, particularly ones that are coming out of the Defense Industrial Base is challenging at best. Due to that and the fact that I think providing an accurate outlook is important for all of us, I’m going to be a lot more cautious at this juncture.

So, based on what we have today, to your specific question, we had had a previous forecast for Q4 of about $10 million, now it’s $6 million. So we see about $4 million of that moving out into 2025, the biggest of which is contributing to this mid seven-figure IP contract that we alluded to earlier in the call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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I just some other comments I’ll make related to that. I think I’m very comfortable that our business model is solid. I think it’s very clear there’s value in the IP because of the earlier question related to Flex-Logix, and the number of qualified and funded inquiries has noticeably increased in the funnel, so it’s very solid. I think I can assure you we’re performing on or ahead of schedule of every contract we’ve been awarded, including this work that we’re doing ahead of time, precontract on Intel 18A.

Now, as we’re moving forward to contract execution, we can move very fast from contract to delivery of the IP, which is what triggers the revenue recognition for us.

So, hopefully that gives you a little bit better picture about the Q4 movement into next year, the reasons why, and also I think dovetailing that with the whole Flex-Logix conversation and what that means moving forward for qualified opportunities and how fast we can convert those to revenue.

Martin Yang

Got it. Thank you. That’s it for me.

Brian Faith

Thanks, Martin.

Operator

Thank you. Our next question comes from Richard Shannon, Craig-Hallum.

Richard Shannon

Hi Brian and Elias. Thanks for taking my questions as well.

Brian, I guess my first question here is about this large contract that was delayed due to an expanded scope. Is there any other detail you can offer as to why? Is there any parallels you might see with this situation relative to other ones that you have? I think you refer to this as a DIB related contract. Please correct me if I’m wrong there. Do you see any similarities here across any others in the Defense Industrial Base that you’re dealing with as well?

Brian Faith

From a requirements perspective, we definitely seen expansion on the technical side in terms of what they want to do with the technology, and that expansion in technical scope has expanded the amount of time it’s going to take us to actually create the IP (inaudible) implementing that scope change.

The second I would say is that this in particular is also using a new process. So there’s this combination of events of expanded scope that we need to do with new process technology and that combination is really what’s pushing it out to the right.

I would say on the value side of this, the interesting thing for us is that what we’re seeing requirements-wise I think is actually going to be very useful for other customers, both on this node but also on other nodes that we already support like GlobalFoundries 12LP and others. Once we have this built into our workflow with Australis, it’s going to be fairly straightforward for us to back port, if you will, that capability to other process nodes and offer that as value-added upselling for the other cores that we’ve already done.

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But, again, we’re disappointed in the revenue moving out, but I think what we’re going to gain out of this in terms of capability, price of IP and wins in this more importantly than anything I think is worth it in the net of it.

Richard Shannon

Okay. Thanks for all that detail, Brian.

If I could get a second question here, you referenced a number of times today and obviously the past couple of quarters, at least here on Intel’s 18A foundry node, Intel looks like it’s got a lot things to figure out, I guess, to put it kindly there. And yet, your confidence in the opportunity here seems to be vastly increased since the last quarter that we talked. Maybe talk to the confidence you have here that this is going to go forward, go forward on time. There’s a lot of commitment to the ecosystem to support that positive view; that would be great to hear, please.

Brian Faith

Yes, I’m happy to expand on that. I think some of the prepared remarks, we were talking about the investments by the Department of Defense, by the Department of Commerce. There’s a lot of overlap there where it comes to Intel 18A. So, I think just for more color, Intel 18A is a very big deal. We’ve felt like that since we really started committing to this in an (inaudible) way from Q2 of this year. It’s not only a leading fabrication technology; it’s also U.S. based. I think that means it’s got a high degree of use or utility for the U.S. Defense Industrial Base. We already know that the DIB are pervasive users of FPGA technology, period. They already have funded ASIC projects. They are going to be, I think, looking for onshore foundry capabilities for that.

And when it comes to looking at things that you’re optimizing for performance, you’re optimizing for power consumption, more advanced process nodes should yield that as far as capability goes.

We believe and so far our data I think supports the conclusion that the DIB companies, they are using ASICs, they’re going to move forward with embedded FPGA in those ASICs and there’s a very good overlap with what they need from a reprogrammability perspective with what we have.

As it stands today, I think just to reiterate, we’re not only on track to be the first company to offer eFPGA Hard IP in Intel 18A. Given this acquisition by Flex-Logix, we might be the only source for a long time and I think that’s a huge opportunity for us to be able to step in and be that trusted supplier to a set of customers that really want to avoid risk and they don’t want to have an IP license taken away from them in the future. We’re here for the long term.

That I think means we have an opportunity to (inaudible) numerous contracts. I know there’s been a lot of press around Intel, but, you know, one thing is clear to me that they’re fully committed to 18A; they’re fully committed to being with Foundry, and we’re fully committed to having an IP core on 18A.

I know that everybody on this call knows that in terms of the bell curve of market share, you know what that looks like when you’re the first company to the party versus the second company, and we are going to be that first company as far as the IP goes on Intel 18A.

Richard Shannon

Okay, great. I’ll look forward to updates in the future here.

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Maybe a couple of questions for either of you, kind of financials and kind of near term tactical thought process here. You’ve got a $6 million guide here for the quarter; that’s up a lot from the third. How do we think about the process as we go into next year? Should we see first quarter revenues of a similar level, or was there a bit of a burst here that may come back down? I think your press release also referred to lower expenses but I didn’t hear a follow-on comment there. How do we think about kind of OpEx on a go forward basis from here?

Brian Faith

There are couple of questions embedded in there. One is around the 2025 revenue outlook and then the other one is related to expenses on that.

I think on the revenue side for next year I’m going to go back to what I was first saying when Martin asked the question. I think that I definitely got ahead of my skis this year; I’m not going to make that same mistake for next year, so we’re not going to give a full-year model at this point. We’ll do something more along the lines of talking about that in our February call.

That being said, I do think with the opportunity now with one of our biggest competitors out of the picture and us having good overlap in our eFPGA IP process and effectively do have these continuing contracts that we’re talking about on the Strategic Rad Hard side, that we’re comfortable with next year will be a growth year. We just don’t know on the quarterly basis what that’s going to look like yet.

Richard Shannon

Okay, and then just quickly on the…

Elias Nader

On the expenses side—go ahead, Richard, please.

Richard Shannon

You were getting to the second part of my question, Elias. I apologize for the interruption. Please go ahead.

Elias Nader

No worries. No worries.

We invested—actually, I feel very smart here. We invested early on in this buying of all these IPs with what’s going on with the Intel 18A, but OpEx is not going to go up at all in my book; I think it’s going to be flat. We have invested in hiring the right engineers early on and the right purchase of IP and the right purchase of engineering efforts. I think we’re poised well to probably deliver better results next year in my book, if you look at OpEx as a whole.

Richard Shannon

Okay, fair enough. I’ll ask one quick question and jump out of line here, Brian. I think you made a remark to the Strategic Rad Hard FPGA contract and expecting a higher run rate. Is that something that was going to happen in the fourth quarter or next year? Can you give us any sense of how higher it might be?

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Brian Faith

How much higher I’m not going to be able to say until we have a contract. We are expecting that to be taking place this quarter.

Richard Shannon

Okay. Fair enough. I’ll jump out of line, guys. Thank you.

Brian Faith

Thanks, Richard.

Operator

Thank you. Our last question comes from Rick Neaton, Rivershore Investment Research.

Rick Neaton

Thank you for letting me ask some questions. Hi Brian. Hi Elias.

Brian Faith

Hi Rick.

Rick Neaton

In listening to you explain about Strategic Rad Hard, I’m wondering if your IP business, your Hard IP business, if you exclude your Strategic Rad Hard contract, how did that fare in 2024 versus 2023? Was there growth there? Were you satisfied with the growth? How did that do?

Brian Faith

You’re referring to within our eFPGA business, how that grew outside of the Strategic Rad Hard contract?

Rick Neaton

Right. Did that business grow? In other words, was the only thing causing your IP business to grow the Strategic Rad Hard?

Brian Faith

I got you. I’m glad you asked that because actually it’s the opposite situation where with our year-to-date plus our forecast for Q4, we’re expecting the non-Strategic Rad Hard component to be up over 50% over last year, and I think if you rewind to the beginning of this year when we were talking about a 30% revenue growth we were also very specifically talking about growth coming from the non-Strategic Rad Hard project because that really speaks to diversification. We wanted more customers.

Certainly within the DoD we wanted more customer contracts for defense-oriented business and then outside of that as well. So in that sense, we have accomplished a lot of that, which is a lot more revenue coming from non-Strategic Rad Hard. Not as much as we wanted, obviously, but I think we started to establish that there are clearly wins outside of the big Strategic Rad Hard one that are buying into the value proposition and contracting that with us. And we do foresee that to be a growth contributor next year as well.

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Yes, we think Strategic Rad Hard will be up next year over this year, but I think more importantly we’re going to continue to see more diversification. There again, I’ll go back to the fact that that Flex-Logix no longer an IP competitor of ours, I think we have a lot of opportunity in front of us for that.

Rick Neaton

Okay. Thanks for that color.

Another question I had, and in looking at your cash flow versus your non-GAAP profitability, can you explain how you can be profitable with negative cash flow on a non-GAAP basis?

Elias Nader

Yes, if you took a look at Q4, for example, and you do the math the way we showed, because OpEx is going to be flat over quarter-over-quarter, and 60% gross margin, $6 million revenue, you come up to about $0.03 per EPS, okay?

Rick Neaton

Right.

Elias Nader

So that’s one side of the equation. The second side of the equation is the use of cash is still going to be estimated at under $500,000, so it’s possible I could beat that number. If you take a look at both sides of the equation, it balances out that you could have cash flow that’s negative but yet make money because of the fact that you’re not burning $3 million or $2 million. Do you hear what I’m saying? You’re burning literally half a penny.

Brian Faith

Yes, and if I can expand on that, I think in Q3—in Q2, we already started to invest in the Intel 18A from an R&D perspective. In Q3, we started making that—continuing that and adding on to that the strategic decision to enhance the Aurora tool kit with adding the Synopsys Synplify to that. So, we’re going to have beta testing this quarter for those things, but those investments I think strengthens the product competitiveness and that return on investment and the cash flow from that may not be as clear outside of QuickLogic, the Intel 18A investment in particular, but we envision that it was critically important to do that and if we also expect it’s going to generate a positive ROI beginning in early 2025, especially gets back to that timing of the eFPGA IP deliveries and then therefore the cash coming from those associated licenses, not just the expense side and the investment of it.

Rick Neaton

Okay. Thanks for the explanation.

When you talk about the Synopsys deal, is your customer—is this just a tool integration deal or are Synopsys core designs being involved in that? Can you get into that sort of detail?

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Brian Faith

Yes, I can. There’s no Synopsys IP part. This is literally FPGA logic synthesis from Synopsys for a tool called Synplify.

Back story here, actually when Synplify was starting as a company, Synplicity back in I think it was the late 90s, we were actually their very first FPGA company that wrote them their very first check to integrate their tool kit into our, what at the time was a proprietary tool kit from QuickLogic.

Fast forward to today, we have not gone forward with Synopsys Synthesis in the last five years because of our big push around Open-Source, but as we got further and further into these defense contractors it became clear that all the defense folks use Synplify already. They trust the quality. They trust the fact that they have good language support, and so that was a pretty easy decision for us that if our biggest customers are already users of the tool, we should be back working with them again.

Based on the current revenue customers and some of these proposals with these large companies getting really close to the end, we felt it was appropriate to go back to Synopsys and do this, what’s called an OEM agreement, and do that again; not for the proprietary QuickLogic tool but now integrating Synopsys into the Open-Source version of our tool called Aurora.

So we’re integrating that now. They are going to be doing some enhancements to their quality of results of the algorithms specifically for our architecture and we’ll be getting out that data kit to customers this quarter.

It was very, very customer-driven in the sense that the customers that we care very deeply about, we wanted to make sure we had a familiar flow for them and this accomplishes that.

Rick Neaton

Okay, good. Good. Thank you.

One final question. This time last year you were pretty clear that you thought this year would be a growth year. In other words, at this point in 2023 you thought 2024 would be a growth year and it isn’t. Can you explain what, if anything, is different about your view of 2025 and your general comment that you think there will be growth in 2025 versus 2024? What’s different?

Brian Faith

Yes. I would say that, firstly, I’ll probably say for the third time I got ahead of my skis for this year, knowing where we were with contracts now, but it doesn’t change my confidence and optimism for next year. Particularly because I think getting back to your first question, we have a lot more diversification now in our customer base.

When you’re very concentrated with a few set of customers and every IP deal is really large relative to the size of QuickLogic, that means that you are completely beholden to the timing of new contracts and it makes revenue very lumpy, very uneven and very difficult to truly forecast.

But I think if you start looking at our funnel now and what we’ve booked, what we’ve seen moved out to 2025, that’s what gives me a lot of excitement because we’re very far along now with some of these that are pushed into 2025 and the value of those contracts on an IP basis goes up. The fact that our biggest competitor is no longer a competitor, you start looking at all those things, and the fact that you see a lot of these customers wanting to do custom ASICs and use programmable logic, I think this is a positive confluence of events that is going to yield good result for next year.

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And again, we’re going to give an exact number, because I don’t want to do that again, but I think we’re in a really good spot compared to where we were last year, especially with customer diversification.

Rick Neaton

Okay. Thanks for answering my questions, Brian and Elias. I look forward to the next conference call.

Brian Faith

Thanks, Rick. Likewise. Thank you.

All right, well I think I’ll take back over if there’s no more questions, Operator. Thanks again for everyone joining us today. Hopefully we’ll connect with some of you at one of our upcoming events including the Craig-Hallum Alpha Select One-on-One Conference in New York on November 19, or the Semiconductor Focused Annual NYC Summit, also in New York on December 17th.

With that, again, thank you and have a good day.

Operator

Thank you. This does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time.

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